Exhibit 10.2

Employment Agreement

Between

Employer: Enigma Technology International Corporation

Employee: WAI Hok Fung HKID:

For valuable consideration, the employer and the employee agree as follows:

1. Duties and Job Description

1.1. The employee is employed in the position of General Manager and will undertake all necessary duties as are generally performed by individuals who are employed in such a capacity.

1.2. The employee also agrees to perform further duties incidental to the general job description.

1.3. The position is full time necessarily based in Hong Kong.

2. Period of employment

2.1. The employee will commerce on 1st October 2019 to 1st October 2022. The employer may, in its absolute discretion, terminate the employee’s employment with one month notice or cause.

2.2. The working hours of the position shall be from 9:30 am to 5:30 pm Monday to Friday (inclusive).

3. Remuneration

3.1. Your monthly basic salary will be HK$45,000 at each month-end. It will be calculated on a pro-rata basis if you join in apart month. Your salary is confidential information which should not be shared or discussed with any colleague or outsider.

3.2. The employee will also be given the following benefits:

You are entitled to 14 working days’ annual leave for each completed year of service with us. You will be allocated leave on a pro-rata basis for periods of less than a full year. The leave accrues on a pro-rata basis and must be taken by 31 December each year.

4. Discipline

The employee agrees to abide by all the rules and regulations of the employer at all times while employed.

5. Termination

Employment of the employee under this agreement may be terminated:

(A) By you giving to 3 month notice in writing, or payment in lieu of notice in which case your employment under this agreement terminates with effect from the date from which such payment in lie of notice is calculated and all salary, gratuity, benefits, allowances, entitlements and perquisites under this agreement cease to accrue from the date of termination; or

(B) By giving you 3 month notice in writing, or paying you three month’s wages in lieu of notice of termination in which case your employment under this agreement terminates with effect form the date form which such payment in lieu of notice is calculated and all salary, gratuity, benefit, allowances, entitlements and perquisites under this agreement cease to accrue from the date of termination.

6. Entire agreement

6.1. No modification of this employment agreement will be effective unless it is in writing and is signed by both the employer and the employee.

6.2. This employment agreement binds and benefits both parties and any successors.

6.3. This employment agreement is governed by the laws of Hong Kong.

6.4. This employment agreement and any accompanying ‘offer of employment’ is the entire agreement between the employer and employee.

6.5. The employee also agrees to sign and/or execute any further document necessary to allow the employer the right, title or patent to any such inventions or creations.

7. Non-solicitation

The employee agrees that he will not solicit or approach any of the employer’s, customers, clients or suppliers upon the discharge of this employment agreement. The employee recognizes the employer’s legitimate business interest in respect of the employer’s, customers, clients and suppliers and as such agrees that any breach of this clause shall entitle the employer to injunctive relief and/or liquidated damages and/or account of profits for any said breach or otherwise.

8. Execution

THE ABOVE TERMS ARE OFFERED BY THE EMPLOYER AND ACCEPTED BY THE EMPLOYEE AND EVIDENCED BY REQUISTE AND DULY AUTHORIZED SIGNATURES ON THE DATE WRITTEN BELOW.

Signed by Employer	Signed by Employee

/s/ Ratanaphon Wongnapachant	/s/ Wai Hok Fung

Director: Ratanaphon Wongnapachant	Wai Hok Fung

Date: 1st October, 2019	Date: 1st October, 2019